CERTIFICATE OF MERGER

MITCHAM INDUSTRIES, INC.
(a Texas corporation)
with and into
MIND TECHNOLOGY, INC.
(a Delaware corporation)

Pursuant to the provisions of Section 10.151 of the Texas Business Organizations Code, the undersigned adopt this Certificate of Merger (this “Certificate”) and certify as follows:
ARTICLE I
Parties to the Merger
The name, organizational form, state of organization, principal place of business, and file number, if any, issued by the secretary of state for each organization that is a party to the merger is as follows:

Name	Organizational Form	Jurisdiction of Organization	Principal Place of Business	Secretary of State File Number

Mitcham Industries, Inc.	Corporation	Texas	2002 Timberloch Place, Suite 400 The Woodlands, Texas 77380	102618400
MIND Technology, Inc.	Corporation	Delaware	2002 Timberloch Place, Suite 400 The Woodlands, Texas 77380	7965275
ARTICLE II
Surviving Entity

        Mitcham Industries, Inc., a Texas corporation (the “Merging Company”) will not survive the merger. MIND Technology, Inc., a Delaware corporation (the “Surviving Company”) will survive the merger. The Merging Company is the sole stockholder of the Surviving Company.

ARTICLE III
Agreement and Plan of Merger; Approval; Governing Documents

An Agreement and Plan of Merger (the “Plan”) is on file at the principal place of business of the Surviving Company. On written request, a copy of the Plan will be furnished without cost to any stockholder of the Surviving Company, to any stockholder of the Merging Company, and to any creditor or oblige of the Surviving Company or Merging Company at the time of the merger if a liability or obligation is then outstanding.

The Plan has been approved, adopted, certified, executed and acknowledged as required by the laws of the jurisdiction of formation of the Merging Company and the Surviving Company and by the governing documents of those organizations.

The Plan effected an amendment and restatement of the certificate of incorporation of the Surviving Company. The amendments being made and the name of the Surviving Company restating its certificate of formation are set forth in the attached amended and restated certificate of incorporation containing amendments.

No new organizations are being created by the merger.

ARTICLE IV
Franchise Taxes

        In lieu of providing a tax certificate, the Surviving Company will be responsible for the payment of all fees and franchise taxes and will be obligated to pay such fees and taxes if they are not timely paid.

ARTICLE V
Effectiveness of Filing

The merger contemplated by this Certificate will be effective on August 3, 2020, at 8:00 p.m. Central Time.
[Signature page follows.]

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are true and correct, and that the person signing is authorized under the provisions of the Texas Business Organizations Code or other law applicable to and governing the merging entity to execute the filing instrument.
IN WITNESS WHEREOF, the undersigned have caused this Certificate to be signed by an authorized officer, this 3rd day of August, 2020.
             SURVIVING COMPANY:

             MIND TECHNOLOGY, INC.

             By: /s/ Robert P. Capps
             Name: Robert P. Capps
Title: President and Chief Executive Officer

            MERGING COMPANY:
MITCHAM INDUSTRIES, INC.

             By: /s/ Robert P. Capps
             Name: Robert P. Capps
Title: Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer